                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /        Preliminary Proxy Statement
/X/        Definitive Proxy Statement
/ /        Definitive Additional Materials
/ /        Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12

                                      ARGOSY GAMING COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               George L. Bristol
                         Acting Chief Executive Officer
                             Argosy Gaming Company
                                219 Piasa Street
                             Alton, Illinois 62002
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

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                                     [LOGO]

                             ARGOSY GAMING COMPANY
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1997
                            ------------------------

    The Annual Meeting of Stockholders of Argosy Gaming Company ("Argosy" or the "Company") will be held at the Catfish Town Facility, North Depot Ballroom, 103 France Street, Baton Rouge, Louisiana 70802 on Tuesday, April 22, 1997, at 2:00 p.m., local time, for the following purposes:

    1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders; and

    2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items are fully discussed in the Proxy Statement accompanying this Notice. A copy of the Company's Annual Report is also enclosed.

    The close of business on March 7, 1997 has been fixed as the record date for the meeting. Only stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

    All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, the Board of Directors of Argosy urge you to date, execute and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The return of the proxy will not affect your right to vote in person if you do attend the meeting.

                                          PATSY S. HUBBARD
                                          SECRETARY

March 22, 1997

                             ARGOSY GAMING COMPANY

                                219 PIASA STREET
                             ALTON, ILLINOIS 62002
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

    This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Argosy Gaming Company ("Argosy" or the "Company") for use in voting at the Annual Meeting of Stockholders (the "Meeting") to be held at the Catfish Town Facility, North Depot Ballroom, 103 France Street, Baton Rouge, Louisiana 70802 on Tuesday, April 22, 1997, at 2:00 p.m. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. This proxy statement, the attached notice and the enclosed proxy are being sent to stockholders on or about March 22, 1997.

    The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the notice and does not know of any matter that anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

    If proxies are properly dated, executed and returned, the shares they represent will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted FOR the election of the two nominees for director set forth herein.

    A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by giving written notice to the Secretary of the Company prior to the Meeting, or by giving a later dated proxy.

    The solicitation of proxies from the stockholders is being made by the Board of Directors and management of the Company and the cost of solicitation, including the cost of preparing and making the Proxy Statement, the Proxy, Notice of Annual Meeting and Annual Report is being paid for by the Company.

                          RECORD DATE, REQUIRED VOTE,
                        OUTSTANDING SHARES AND HOLDINGS
                            OF CERTAIN STOCKHOLDERS

RECORD DATE AND OUTSTANDING SHARES

    At the close of business on March 7, 1997, the record date fixed for the determination of stockholders entitled to notice of and to vote at the Meeting, there were outstanding 24,333,333 shares of the Company's common stock, par value $0.01 per share, ("Common Stock"), the only class of voting securities outstanding. Only the record holders of Common Stock as of the close of business on March 7, 1997 will be entitled to vote. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting. See "Election of Directors."

    In addition, there are outstanding $115,000,000 of the Company's Convertible Subordinated Notes Due 2001 (the "Convertible Notes"), which are convertible into Common Stock of the Company at any time prior to maturity at a conversion price of $17.70 per share. Although no Convertible Notes have been converted into Common Stock as of the record date, these securities represent an additional 6,497,175 shares of Common Stock that may be outstanding in the future.

REQUIRED VOTE

    Only votes cast in person at the Meeting or by proxy received by the Company before commencement of the Meeting will be counted at the Meeting. The election of the nominees for directors (the "Proposal") will become effective only upon the affirmative vote of stockholders of the Company owning in the aggregate at least a majority of the Company's outstanding shares of Common Stock present in person and by proxy at the Meeting. Votes cast as abstentions will not be counted as a vote for or against the Proposal, but will nevertheless have the effect of increasing the total votes cast on the matter and thus increase the number of votes necessary to effectuate the Proposal. So called "broker non-votes" (brokers failing to vote by proxy shares of the Company's Common Stock held in nominee name for customers) will not be counted at the Meeting. The effect of such broker non-votes is to decrease the total votes cast on the matter and thus decrease the number of votes necessary to effectuate the Proposal. Executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 8,394,085 shares of Common Stock or 33.8% of the outstanding shares of Common Stock (See "Security Ownership of Certain Beneficial Owners and Management"). Such officers and directors have indicated an intention to the Company to vote in favor of the Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth, as of the close of business on March 7, 1997, certain information with respect to the beneficial ownership of Common Stock and shares of Common Stock represented by the Convertible Notes beneficially owned by (i) each director of the Company, (ii) the most highly compensated executive officers of the Company (collectively, the "named officers"), (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated.

                                                                        SHARES OF COMMON
                                                                             STOCK
                                                                         REPRESENTED BY
                                                                          CONVERTIBLE
                                                                             NOTES
                                                   COMMON STOCK           BENEFICIALLY      PERCENT
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED         OWNED (A)        OF CLASS
------------------------------------------  --------------------------  ----------------  ------------
DIRECTORS AND NAMED OFFICERS:
William F. Cellini                               1,846,456(b)(c)(d)            --                7.6%
 219 Piasa Street
 Alton, IL 62002

                                                                        SHARES OF COMMON
                                                                             STOCK
                                                                         REPRESENTED BY
                                                                          CONVERTIBLE
                                                                             NOTES
                                                   COMMON STOCK           BENEFICIALLY      PERCENT
NAME OF BENEFICIAL OWNER                        BENEFICIALLY OWNED         OWNED (A)        OF CLASS
------------------------------------------  --------------------------  ----------------  ------------
Edward F. Brennan                                   12,000(b)                  --              *
George L. Bristol                                    3,000(b)                  --              *
F. Lance Callis                                  1,540,778(b)                  17,512            6.4
 219 Piasa Street
 Alton, IL 62002
Jimmy F. Gallagher                               1,440,778(b)                  --                5.9
 219 Piasa Street
 Alton, IL 62002
William J. McEnery                               1,530,778(b)                  --                6.3
 219 Piasa Street
 Alton, IL 62002
John B. Pratt, Sr.                               1,527,124(b)(e)               --                6.3
 219 Piasa Street
 Alton, IL 62002
H. Steven Norton                                   139,999(b)(f)               13,840(g)       *
Joseph G. Uram                                     138,013(b)                  --              *
Daniel E. Evans                                     60,966(b)                  --              *
Arnold Block                                        20,709(b)                  --              *
All directors and executive officers as a        8,362,733(b)                  31,352           33.8
 group (12 persons)

PRINCIPAL STOCKHOLDERS:
Kornitzer Capital Management, Inc.                 205,600(h)               1,118,644            5.2
 P.O. Box 918
 Shawnee Mission, Kansas 66201
J. Thomas Long                                   1,809,801(b)(i)               --                7.4
James S. Connors                                 2,291,667(j)                  --                9.4
 c/o 10 Executive Woods Court
 Belleville, IL 62221
John T. Connors                                  2,191,667                     --                9.0
 c/o 800 St. Louis Union Station
 Powerhouse Building
 Suite 101 St. Louis, Missouri 63103
L. Thomas Lakin                                  1,527,778(k)                  --                6.3
 251 W. Old St. Louis Road
 Wood River, IL 62095
Stephanie Pratt                                  1,324,125(e)                  --                5.4
 Box 104 Moro Road
 Moro, IL 62067

------------------------
 *  Less than 1%

(a) Shares of Common Stock represented by such person's ownership of Convertible Notes, which are convertible into Common Stock of the Company at any time prior to maturity at a conversion price of $17.70 per share.

(b) Amounts shown include 282,023 shares of Common Stock for J. Thomas Long, 3,000 shares of Common Stock for William F. Cellini, 3,000 shares of Common Stock for Edward F. Brennan, 3,000 shares of Common Stock for George L. Bristol, 3,000 shares of Common Stock for F. Lance Callis, 3,000 shares of Common Stock for Jimmy F. Gallagher, 3,000 shares of Common Stock for William McEnery, 3,000 shares of Common Stock for John B. Pratt, Sr., 128,799 shares of Common Stock for H. Steven Norton, 126,713 shares of Common Stock for Joseph G. Uram, 60,366 shares of Common Stock for Daniel E. Evans, 20,709 shares of Common Stock for Arnold Block and 459,619 for all directors and executive officers as a group represented by stock options exercisable within 60 days of March 7, 1997.

(c) Includes 381,945 shares held in Trust for William F. Cellini, Jr., as beneficiary with an independent third party as sole trustee and 381,944 shares held in Trust for William F. Cellini, Jr., as beneficiary, with William F. Cellini, Jr. and William F. Cellini, father of William F. Cellini, Jr., as co-trustees. Mr. William F. Cellini disclaims beneficial ownership of the 381,945 shares of Common Stock held in the William F. Cellini, Jr. Trust by an independent third party as sole trustee.

(d) Includes 381,945 shares held in Trust for Claudia Marie Cellini, as beneficiary, with an independent third party as sole trustee and 381,944 shares held in Trust for Claudia Marie Cellini as beneficiary with Claudia Marie Cellini and William F. Cellini, father of Claudia Marie Cellini, as co-trustees. Mr. William F. Cellini disclaims beneficial ownership of the 381,945 shares of Common Stock held in the Claudia Marie Cellini Trust by an independent third party as sole trustee.

(e) Includes 1,324,125 shares of Common Stock held by Mr. Pratt as Trustee pursuant to a Voting Trust Agreement with Stephanie Pratt, his sister-in-law, over which Mr. Pratt exercises sole voting power.

(f) Includes 2,400 shares of Common Stock held by Mr. Norton's six children. Mr. Norton disclaims beneficial ownership to all shares owned by his children.

(g) Includes 5,084 shares of Common Stock represented by Convertible Notes owned by Mr. Norton's six children. Mr. Norton disclaims beneficial ownership to all shares represented by Convertible Notes owned by his children.

(h) According to a Schedule 13G filed with the Securities and Exchange Commission under the Exchange Act, Kornitzer Capital Management, Inc. has shared voting power with respect to such shares.

(i) On January 13, 1997 Mr. Long resigned as Chief Executive Officer, General Counsel and Vice Chairman of the Board.

(j) From February 25, 1993 until September 8, 1994 Mr. James S. Connors was a director of the Company.

(k) From February 25, 1993 until July 21, 1993 Mr. L. Thomas Lakin was a director of the Company.
                            ------------------------

    Section 16(b) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, the Company believes that all filings required to be made by the reporting persons for the period January 1, 1996 to December 31, 1996 were made on a timely basis except that William F. Cellini inadvertently failed to report a purchase of 45 shares. The above-described transaction involving Mr. Cellini was subsequently reported on his Form 5.

                             ELECTION OF DIRECTORS

    The Company has a classified Board of Directors consisting of three classes. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

    At the Meeting, the stockholders will elect two directors to hold office, subject to the provisions of the Company's By-laws, until the annual meeting of stockholders in 2000 and until their successors shall have been duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. George L. Bristol and Jimmy F. Gallagher, the nominees set forth below. Proxies cannot be voted for a greater number of directors than the number of nominees named. See "Record Date, Required Vote, Outstanding Shares and Holdings of Certain Stockholders."

    Messrs. Bristol and Gallagher have consented to being named in this proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board of Directors, the persons named in the enclosed proxy, or their substitutes, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

    Each director of the Company is currently required to be licensed to serve as a director of the Company by the applicable gaming regulatory authorities in Illinois, Missouri, Louisiana, Indiana and Iowa, and may be subject to similar requirements in other jurisdictions in which the Company may conduct business. The nominees have met these requirements in Illinois, Missouri, Louisiana, Indiana and Iowa. However, should any director be found no longer suitable by any regulatory authority having jurisdiction over the Company, that individual shall become ineligible to serve on the Board of Directors and a majority of the remaining directors may appoint a qualified replacement to serve as director for the remaining term of the disqualified director.

    As a result of the resignation of J. Thomas Long on January 13, 1997, a vacancy exists on the Board of Directors. Mr. Long's term was set to expire at the annual meeting of stockholders in 1999. Pursuant to the By-Laws of the Company the vacancy may be filled for the remainder of the term by a majority of the directors then in office.

    The nominees for election as directors, together with certain information about them, is contained below.

                                                  DIRECTOR       PRESENT POSITION WITH THE
               NAME                     AGE         SINCE                 COMPANY
----------------------------------      ---      -----------  --------------------------------
George L. Bristol                       56          1995         Director and Acting Chief
                                                                     Executive Officer
Jimmy F. Gallagher                      68          1993                  Director

    GEORGE L. BRISTOL has been President of GLB, Inc., a consulting firm since 1977. He has been a member of the Board of Directors of the Company since January 1995 and is a member of its Audit Committee. Mr. Bristol has been the Acting Chief Executive Officer of the Company since January 13, 1997.

    JIMMY F. GALLAGHER has been a director of the Company since February 1993 and is currently a member of its Compensation Committee and Audit Committee. Mr. Gallagher retired from the gaming industry in March 1991. From March 1990 to March 1991, he was Supervisor of Casino Games for the Park Hotel and Casino in Las Vegas, Nevada.

                                 RECOMMENDATION
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
       EACH OF ITS NOMINEES TO SERVE ON THE COMPANY'S BOARD OF DIRECTORS.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names and ages of the Company's directors and executive officers.

            NAME                   AGE                                   POSITION
-----------------------------      ---      -------------------------------------------------------------------
George L. Bristol                      56   Director and Acting Chief Executive Officer
H. Steven Norton                       63   President and Chief Operating Officer
Joseph G. Uram                         39   Executive Vice President, Treasurer and Chief Financial Officer
William F. Cellini (a)                 62   Chairman of the Board of Directors
Jimmy F. Gallagher                     68   Director
William J. McEnery (a)                 54   Director
F. Lance Callis (b)                    61   Director
John B. Pratt, Sr. (b)                 74   Director
Edward F. Brennan (b)                  55   Director
Patsy S. Hubbard                       52   Secretary

------------------------
(a) Messrs. Cellini and McEnery comprise a class of directors whose term expires in 1999.

(b) Messrs. Callis, Pratt and Brennan comprise a class of directors whose term expires in 1998.

    GEORGE L. BRISTOL has been President of GLB, Inc., a consulting firm since 1977. He has been a member of the Board of Directors of the Company since January 1995 and is a member of its Audit Committee. Mr. Bristol has been the Acting Chief Executive Officer of the Company since January 13, 1997.

    H. STEVEN NORTON has been President and Chief Operating Officer of the Company since January 1993. From April 1991 to December 1992, Mr. Norton was President and Chief Executive Officer of Gold River Gambling Hall and Resort in Laughlin, Nevada. From August 1990 to April 1991, Mr. Norton was President and Chief Operating Officer of the Sands Hotel and Casino, Las Vegas, Nevada and from August 1967 to August 1990, Mr. Norton was employed by Resorts International, Inc., a hotel and casino concern based in Atlantic City, New Jersey in numerous positions including Executive Vice President.

    JOSEPH G. URAM has been Executive Vice President, Treasurer and Chief Financial Officer of the Company since January 1993. From September 1989 to January 1993, Mr. Uram was Vice President and Chief Financial Officer of Creative Data Services, Inc., a national manufacturing concern headquartered in St. Louis, Missouri. Mr. Uram is a certified public accountant and, from 1979 to August 1989, he was employed by Arthur Andersen & Co. in St. Louis where he served as an audit manager.

    WILLIAM F. CELLINI has been Chairman of the Company's Board of Directors since February 1993. Mr. Cellini has served as Chief Executive Officer of New Frontier Group, a real estate development, management and construction concern with offices in Chicago and Springfield, Illinois since 1977. Mr. Cellini is a member of the Nominating Committee of the Board of Directors.

    JIMMY F. GALLAGHER has been a director of the Company since February 1993 and is currently a member of its Compensation Committee and Audit Committee. Mr. Gallagher retired from the gaming industry in March 1991. From March 1990 to March 1991, he was Supervisor of Casino Games for the Park Hotel and Casino in Las Vegas, Nevada.

    WILLIAM J. MCENERY has served as the president of Gas City, Ltd., an operator of gasoline stations and convenience stores in Illinois and Florida headquartered in Frankfort, Illinois since 1965. Since

1982, Mr. McEnery has served as the president of A.D. Connor, Inc., a petroleum products hauling concern located in Frankfort, Illinois. Since 1975, Mr. McEnery has served as president of Bell Valley Farms, Inc., an owner and operator of harness racing training facilities located in Lockport, Illinois. Since 1992, Mr. McEnery has been a Director and investor in the Empress Riverboat Casino Corporation, the owner and operator of riverboat casino operation in Joliet, Illinois and is an investor in a riverboat casino operation in Hammond, Indiana. Mr. McEnery has been a member of the Company's Board of Directors since February 1993 and is a member of its Audit Committee and Nominating Committee.

    F. LANCE CALLIS has been a partner with the law firm of Callis, Papa, Hale, Jensen, Jackstadt, Bailey & Halloran P.C. (formerly Pratt & Callis, P.C.), with offices in St. Louis, Missouri and Granite City, Illinois, since 1986. Mr. Callis has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation and Nominating Committees.

    JOHN B. PRATT, SR. has practiced law in White Hall, Illinois as a sole practitioner since 1986. He has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation and Audit Committees.

    EDWARD F. BRENNAN has been a principal in the law firm of Brennan, Cates & Constance in Belleville, Illinois since 1987. He has been a member of the Board of Directors of the Company since January 1995.

    PATSY S. HUBBARD has been employed by the Company since September 1991 and currently serves as Secretary of the Company. From 1978 through 1991, Ms. Hubbard was an Enrolled Agent/Paralegal at the law firm of Farrell & Long, P.C., Godfrey, Illinois. Prior to the initial public offering, Ms. Hubbard also served as Assistant Corporate Secretary to one of the corporate partners of the predecessor entity of the Company.

COMPENSATION OF DIRECTORS

    Directors who are not employees of the Company receive a fee of $25,000 per annum plus $1,000 per board meeting and $900 per committee meeting. An additional annual fee of $2,500 is paid to each committee chairman. Directors who are employees of the Company do not receive additional compensation for service as a director. In addition, pursuant to the 1993 Directors Stock Option Plan ("Directors Option Plan") each non-employee director is granted as of the date of their election a non-qualified stock option for 3,000 shares of Common Stock exercisable 1,000 as of date of grant and 1,000 on the first and second anniversaries of the date of grant. The option price for directors is the market price of the Common Stock as of the date of grant. Since the inception of the Directors Option Plan, options representing 27,000 shares of Common Stock have been issued under the Plan, of which 21,000 are currently outstanding, 21,000 are exercisable and 6,000 have been forfeited as a result of director resignations.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    The Board of Directors has established permanent audit, compensation and nominating committees. The membership of each of these committees is determined from time to time by the Board of Directors and, to date, only outside directors have served on these committees. The Audit Committee, which held two meetings during 1996, consists of Messrs. McEnery, Pratt, Gallagher and Bristol. The Compensation Committee, which held no meetings in 1996, consists of Messrs. Gallagher, Callis, and Pratt. The Nominating Committee, which held one meeting in 1996, consists of Messrs. Callis, Cellini and McEnery. The Nominating Committee met in January 1997 to propose two nominees whose election to the Company's Board of Directors is a subject of this proxy statement.

    The Audit Committee, subject to the requirements of the applicable state gaming laws and regulatory authorities, appoints a firm of independent certified public accountants to audit the books and accounts of the Company. In addition, the Committee reviews and approves the scope and cost of all services (including non-audit services) provided by the firm selected to conduct the audit. The Committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls.

    The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the Stock Option Plan. The Compensation Committee also formulates the Company's compensation policies and recommends compensation programs to the Board of Directors.

    The Company's Board of Directors met nine times during fiscal 1996. No member of the Board of Directors participated in fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth annual and long-term compensation for the Company's Chief Executive Officer and four other most highly compensated officers during 1996 (collectively, the "named executive officers"), as well as certain other compensation information for the named executive officers during the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM COMPENSATION (A)
                                                            ANNUAL COMPENSATION
                                                 ------------------------------------------  ---------------------------
                                                                             OTHER ANNUAL       STOCK       ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR       SALARY        BONUS     COMPENSATION (B)  OPTIONS (#)   COMPENSATION
------------------------------------  ---------  -----------  -----------  ----------------  -----------  --------------
J. Thomas Long .....................    1996     $   650,000      --                             --       $   388,215(c)
 Vice Chairman of the Board, Chief      1995         600,000      150,000                        --           388,388(c)
 Executive Officer and General          1994         373,579       37,358                      500,000        389,801(c)
 Counsel
H. Steven Norton ...................    1996     $   361,556      --                             --       $     4,750(d)
  President and Chief                   1995         365,734       90,389                        --             4,620(d)
  Operating Officer                     1994         327,465       32,747                      250,000          --
Joseph G. Uram .....................    1996     $   206,600      --                             --       $     4,750(d)
  Executive Vice President,             1995         211,367       51,650                        --             4,620(d)
  Treasurer and                         1994         173,055       17,306                      250,000          4,674(d)
  Chief Financial Officer
Daniel E. Evans(e) .................    1996     $   159,509      --                             --       $     4,750(d)
  Executive Vice President --           1995         159,026       38,738                        --             4,620(d)
  Sales and Marketing                   1994         121,177       12,118                      150,000          4,684(d)
Arnold Block .......................    1996     $   178,077      --                             --       $    19,153(f)
  General Manager                       1995         134,039       30,490                        --             4,620(d)
  Argosy Casino                         1994         105,965       64,750                       50,000          5,983(d)
  Lawrenceburg

------------------------
(a) The Company does not have restricted stock award plans or long-term incentive plans and has not granted stock appreciation rights.

(b) For each person named, "Other Annual Compensation" is below the level where disclosure would be required.

(c) All other compensation for 1994, 1995 and 1996 includes installments in the amount of $371,850 payable in connection with Mr. Long's retirement benefit. See "Executive Compensation and Other Agreements." In 1994, 1995 and 1996, Mr. Long received benefits for life insurance premiums paid by the Company in the amount of $13,046, $11,918 and $11,615, respectively. In 1994, 1995, and 1996 Mr. Long received matching contributions in the amount of $4,905, $4,620 and $4,750 to the Company's 401(k) Employee Savings Plan.

(d) Represents matching contributions to the Company's 401(k) Employee Savings Plan.

(e) The position of Executive Vice President--Sales and Marketing was eliminated on February 4, 1997. Mr. Evans will receive compensation and benefits through December 31, 1997, in accordance with his employment contract.

(f) All other compensation for 1996 includes $14,403 of temporary living expenses and $4,750 of matching contributions to the Company's 401(k) Employee Savings Plan.

OPTION GRANTS IN LAST FISCAL YEAR

    There were no options granted by the Company during the year ended December 31, 1996 to the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information concerning options exercised during 1996 and presents the value of unexercised options held by the named executive officers at fiscal year end.

                                                                           NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED IN-
                                          SHARES ACQUIRED                 OPTIONS AT FISCAL YEAR   THE-MONEY OPTIONS AT FISCAL
                                            ON EXERCISE        VALUE       END (#) EXERCISABLE/           YEAR END (B)
NAME                                          (#)(A)       REALIZED ($)        UNEXERCISABLE        EXERCISABLE/UNEXERCISABLE
----------------------------------------  ---------------  -------------  -----------------------  ---------------------------
J. Thomas Long (c)......................        --              --               282,023/300,000            $       0
H. Steven Norton........................        --              --             128,799.5/150,000            $       0
Joseph G. Uram..........................        --              --               126,713/150,000            $       0
Daniel E. Evans.........................        --              --               60,366.9/90,000            $       0
Arnold Block............................        --              --                 20,709/30,000            $       0

------------------------

(a) No options were exercised by the named executive officers during 1996.

(b) The last reported sale price of the Common Stock on the New York Stock Exchange on December 31, 1995 was $4 5/8.

(c) On January 13, 1997 Mr. Long resigned as Chief Executive Officer, General Counsel and Vice Chairman of the Board.

EMPLOYMENT AND OTHER AGREEMENTS

    Mr. J. Thomas Long entered into an amended three-year employment agreement with the Company in August 1994 pursuant to which Mr. Long agreed to continue to serve as Chief Executive Officer and General Counsel. Under the agreement for the period from January 1, 1996 to December 31, 1996 Mr. Long was paid $650,000 which increased to $700,000 on January 1, 1997. In addition to the base salary, Mr. Long was entitled to participate in the Company's performance bonus program for senior managers during the term of the employment agreement. The annual performance bonus is subject to achieving certain performance related criteria established by the Compensation Committee each year and limited to a maximum of 50% of an employee's base salary. Under his original employment contract that was entered into in 1992, Mr. Long became entitled to receive a gross retirement benefit equal to $1,859,250, in addition to his base salary, which vested upon execution of the original employment contract and was payable in five equal annual installments of $371,850, the last payment of which was made in September of 1996. The non-competition provisions of the agreement restrict Mr. Long from engaging in the gaming industry within a 100 miles radius of any of the Company's gaming facilities during the term of employment and for one year thereafter.

    Mr. Long resigned as Chief Executive Officer, General Counsel and Vice Chairman of the Board on January 13, 1997. See "Certain
Transactions"--Consulting Agreement--J. Thomas Long.

    Pursuant to an informal arrangement, Mr. Norton is serving as President and Chief Operating Officer of the Company for an initial annual base salary of $350,000 in fiscal 1994 with annual increases equal to increases in the consumer price index, plus participation in all performance bonus, stock option and other benefit plans generally available to senior managers of the Company.

    Pursuant to an informal arrangement, Mr. Uram is serving as Executive Vice President, Chief Financial Officer and Treasurer of the Company for an initial base salary of $200,000 in fiscal 1994 with annual increases equal to increases in the consumer price index, plus participation in all performance, bonus, stock option and other benefit plans generally available to senior managers of the Company.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    No member of the Compensation Committee of the Company was, during the year ended December 31, 1996, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the year ended December 31, 1996.

                        REPORT OF COMPENSATION COMMITTEE

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 THAT MIGHT INCORPORATE THIS PROXY STATEMENT OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

INTRODUCTION

    The Compensation Committee of the Board of Directors is responsible for recommending executive compensation programs to the Board of Directors and for making all compensation decisions with respect to the senior managers of the Company. As of the end of 1996, the Compensation Committee was comprised of the following directors: F. Lance Callis, Jimmy F. Gallagher and John B. Pratt, Sr.

EXECUTIVE COMPENSATION POLICY

    The Compensation Committee endeavors to ensure that the compensation program for the senior management team of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its shareholders. To that end, the Company's executive compensation program is principally comprised of three elements, base salary, annual performance bonus and long-term incentive compensation in the form of non-qualified stock options.

    The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's officers. In particular, the Compensation Committee considers several financial performance measures, including asset, revenue and earnings per share growth. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. For example, the Committee evaluates an employee's contribution toward the Company's pursuit and opening of additional gaming facilities in new and existing jurisdictions. The Compensation Committee also seeks to create a mutuality of interest between the senior management team and the Company's stockholders by increasing the officer's ownership of the Company's Common Stock through the Stock Option Plan.

    In July 1994, the Compensation Committee adopted a comprehensive executive compensation program designed to attract and retain qualified management employees and incentivize the Company's executive officers. At the time of the adoption of this plan, the Company had undertaken an aggressive expansion program involving the development of three new riverboat casinos in Riverside, Missouri, Baton Rouge, Louisiana and Sioux City, Iowa, as well as the active pursuit of a riverboat casino license in Lawrenceburg, Indiana. The base salaries of each of the named executive officers for the Company's last completed fiscal year were initially set pursuant to employment agreements entered into and arrangements agreed to in 1994. The Compensation Committee also made significant stock option grants to the named executive officers in July 1994 to recognize the efforts that are required of such officers in implementing the Company's expansion program. In light of the financial performance of the Company in 1996, the Compensation Committee awarded no bonuses and granted no stock options for fiscal year 1996.

BASE SALARY

    Salary levels for the Company's senior management team are significantly influenced by the need to attract and retain management employees with experience and expertise. In each case, consideration is given both to personal factors, such as the individual's experience, and the responsibility associated with his or her position and work performance, and to external factors, such as salaries paid to similarly situated officers by comparable companies in the gaming industry. With regard to the latter, the Compensation Committee recognizes that the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries, incentive compensation and benefits that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in a structured annual review with input from the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Committee views work performance as the single most important measurement factor. The Committee has enlisted the assistance of outside compensation consultants to assist in its annual review.

ANNUAL BONUS

    The Compensation Committee established in July 1994 a performance bonus plan, whereby the Company's officers have the potential to earn up to 50% of their base salary if certain bonus criteria adopted by the Compensation Committee are met. No performance bonuses were granted in 1996. The bonus plan is intended to compensate officers to the full extent of potential annual incentive compensation as and when the Company realizes the goals and objectives established by the bonus criteria adopted by the Compensation Committee.

STOCK OPTIONS

    The Compensation Committee believe that the Company's financial performance should be an important factor in the total compensation of the Company's senior managers. Accordingly, the grant of non-qualified stock options is a major component of overall executive compensation for the Company. The Compensation Committee believes that the granting of stock options encourages the Company's officers to pursue long-term goals and objectives that promote shareholder value. In addition, in light of the entrepreneurial opportunities available to individual executives in the dockside and riverboat casino industry, the Company believes that providing an equity stake in the Company is vital in attracting and retaining key executives.

    The total of targeted or projected values of individual stock option grants at the date of grant is set by the Compensation Committee considering market practices for similar positions in similar industries and similar business situations. No stock options were granted in 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Based upon the assessment of the criteria outlined above, the Compensation Committee also established the compensation levels of the Company's former Chief Executive Officer, J. Thomas Long, and entered into an amended employment agreement in August 1994. Under the terms of such agreement, Mr. Long, who also served as the Vice Chairman of the Company's Board and as its General Counsel, was granted an annual base salary of $700,000 for the period beginning January 1997. In addition, Mr. Long was also entitled to participate in the Company's performance bonus and incentive stock option programs. Consistent with the Compensation Committee's overall policies, Mr. Long was not granted stock options in 1996. Mr. Long resigned his positions with the Company on January 13, 1997.

    Mr. Bristol, a director of the Company, is currently serving as the Acting Chief Executive Officer for which he receives a fee of $40,000 for each month of service.

    In attracting a new Chief Executive Officer the Compensation Committee will utilize the criteria set forth above to establish compensation levels.

DEDUCTIBILITY OF COMPENSATION

    For taxable years beginning January 1, 1994, Section 162(m) of the Internal Revenue Code of 1986 generally limits to $1,000,000 per person the Company's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four other highest paid executive officers to the extent such compensation is not "performance based" within the meaning of
Section 162(m). The Compensation Committee believes that options granted under the Stock Option Plan meet the requirements for performance based deductible compensation. Under certain circumstances, compensation paid to an executive officer of the Company could exceed the qualifying compensation limit for deductibility under Section 162(m). The Compensation Committee will consider ways to preserve the deductibility of compensation payments and benefits in light of the limitation on deductibility under Section 162(m), while retaining the discretion necessary to ensure executive officers are compensated in a manner consistent with its compensation objectives.

    This report is submitted by Jimmy F. Gallagher, F. Lance Callis and John B. Pratt, Sr., being all of the members of the Compensation Committee.

                                          JIMMY F. GALLAGHER
                                          F. LANCE CALLIS
                                          JOHN B. PRATT, SR.

                               PERFORMANCE GRAPH

    The following graph sets forth the cumulative total stockholder return from February 18, 1993 through December 31, 1996, assuming reinvestment of dividends, of the Company, the NASDAQ Broad Market and the NASDAQ Amusement and Recreation Services Index (the "Peer Group Index") which the Company considers to be its peer industry group. The graph assumes an investment of $100 on February 18, 1993 in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, and the stocks comprising the Peer Group Index.

                 COMPARISON OF 46 MONTH CUMULATIVE TOTAL RETURN
                 AMONG ARGOSY GAMING CO., NASDAQ BROAD MARKET &
                        PEER (SIC 7900-7999) INDEXES (A)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             ARGOSY      NASDAQ BROAD       NASDAQ 79XX
2/18/93       $100.00            $100.00          $100.00
12/31/93       $96.80            $117.30          $150.50
12/30/94       $61.70            $114.70           $88.90
12/29/95       $39.60            $162.20           $70.60
12/31/96       $24.00            $199.50           $66.40

------------------------
(A) COMPRISED OF COMPANIES WHOSE STOCK IS TRADED ON THE NASDAQ NATIONAL MARKET TIER OF THE NASDAQ STOCK MARKET-SM- AND WHOSE STANDARD INDUSTRIAL CLASSIFICATION ARE WITHIN 7900-7999

     MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    The Company's Common Stock trades on the New York Stock Exchange under the symbol AGY. On March 7, 1997, the Common Stock was held by 907 stockholders of record. The following table sets forth the high and low sales prices per share of Common Stock, as reported by the New York Stock Exchange and Nasdaq, for the periods indicated. These quotations and sales prices do not include retail mark-ups, mark-downs or commissions.

                                  PRICE RANGE OF
                                   COMMON STOCK
YEAR ENDING DECEMBER 31, 1995   -------------------
(NASDAQ)                         HIGH        LOW
------------------------------  -------   ---------
1st Quarter...................  $12 3/4   $ 9
2nd Quarter...................   14 3/8    10 3/4
3rd Quarter...................   17 1/2    11 5/8
4th Quarter...................   12 1/8     7 1/4


                                  PRICE RANGE OF
                                   COMMON STOCK
                                -------------------
YEAR ENDING DECEMBER 31, 1996    HIGH        LOW
------------------------------  -------   ---------
1st Quarter (Nasdaq)..........  $ 9 1/4   $ 6 11/16
2nd Quarter (Nasdaq)..........    8 3/4     7
3rd Quarter (NYSE listed on
 July 5, 1996)................    7 3/4     4 1/4
4th Quarter (NYSE)............    7 1/8     4 1/2

    On March 12, 1997, the reported last sales price for the Common Stock was $4.

    Since the Company's initial public offering in February 1993, the Company has not declared or paid any cash dividends or distributions on its capital stock. Although the Company currently intends to retain its earnings to finance future growth and therefore has no present intention of paying dividends, this policy will be reviewed quarterly by the Company's Board of Directors in light of, among other things, its results of operations, capital requirements, any restrictions imposed by applicable gaming regulations and restrictions imposed by the Company's indentures and loan documents.

                              CERTAIN TRANSACTIONS

ARRANGEMENT WITH L. THOMAS LAKIN IN CONNECTION WITH GAMING OPPORTUNITIES IN ST. LOUIS

    Since January 1991, Mr. L. Thomas Lakin, a director of the Company until July 1993, expended significant amounts of personal time on the Company's behalf developing a proposed St. Louis gaming opportunity. In recognition of such services, the Company in January 1993 entered into an agreement with Mr. Lakin pursuant to which he will be entitled to $1 million if a proposed St. Louis casino venture is successfully completed. To be entitled to payment the St. Louis gaming facility must commence gaming operations. When earned, the Company will pay Mr. Lakin such amount in twenty quarterly installments with interest thereon from the date a payment is earned at 7% per annum. The agreement also provided for a similar compensation arrangement under which Mr. Lakin would have been paid $2 million if the Company was successful in pursuing a potential gaming opportunity in Lake Pontchartrain/New Orleans. The Company was informed on June 23, 1993 by the Louisiana Gaming Commission that it was not selected from among the group of potential operators pursuing gaming sites in Lake Pontchartrain/New Orleans. The Company currently has no plans to further pursue gaming opportunities in Lake Pontchartrain/New Orleans and St. Louis.

AGREEMENT WITH STEVEN NORTON IN CONNECTION WITH GAMING OPPORTUNITIES IN INDIANA

    Prior to joining the Company in January 1993 to serve as President, Mr. Steven Norton advised the Company that he had been pursuing gaming opportunities in Indiana, and two other jurisdictions (each a "Potential Venture" and collectively "Potential Ventures"). As of the date hereof, of such jurisdictions only Indiana has adopted legislation approving gaming. As part of his employment arrangement with the Company, the Company and Mr. Norton agreed that Mr. Norton may pursue the

Potential Ventures provided he devotes full time and attention to his duties as an employee of the Company. With respect to the Potential Ventures other than Indiana, Mr. Norton has granted to the Company the right of first refusal to participate in such Potential Ventures, subject to the condition that Mr. Norton and the Company agree on a satisfactory financial arrangement that may include Mr. Norton having an equity interest in such Potential Venture together with the Company and other third parties. If the Company elects not to pursue any of the Potential Ventures, Mr. Norton may individually pursue such venture, subject to his obligation to devote his full time to the business of the Company, and the Company may in such case elect to terminate his employment with the Company. With respect to the Potential Venture in Indiana, Indiana Gaming Company ("Indiana Gaming"), a wholly owned subsidiary of the Company, as General Partner has entered into an agreement of limited partnership with Centaur, Inc. ("Centaur"), Conseco Entertainment, L.L.C. ("Conseco") and RJ Investments, Inc. ("RJ"), as limited partners, and opened a riverboat gaming facility in Lawrenceburg, Indiana. Pursuant to the agreement, Indiana Gaming will own 57.5% of the Indiana joint venture, Centaur will own 9.5% (of which Mr. Norton will have a 25% equity interest), and Conseco and RJ will own the remainder. With respect to the other Potential Ventures, if the Company pursues a Potential Venture it shall reimburse Mr. Norton for his expenses in connection therewith incurred since the date of his employment with the Company.

LITIGATION BETWEEN STEVEN NORTON AND JOHN T. CONNORS.

H. STEVEN NORTON V. JOHN T. CONNORS, ET AL.

    In September, 1993, H. Steven Norton, who was then and is now the President of the Company, filed a cause of action against John T. Connors, a significant shareholder of the Company and a former officer of J. Connors Group Inc., a predecessor entity of the Company ("JCG"), seeking $50 million in damages. Mr. Norton alleged that Mr. Connors failed to fulfill his promise made in the summer of 1991 to establish a partnership with Mr. Norton in which each would have an equal 50% interest in JCG, which had a 25% partnership interest in the Company's predecessor entity that owned the Alton Belle Casino. As a result of the reorganization effected immediately prior to its initial public offering, the Company succeeded to all the rights, properties and assets, and assumed all the liabilities, of all of its predecessor entities, including JCG. Subsequent to the filing of the lawsuit, Mr. Connors advised the Company that his dealings with Mr. Norton, which are the subject of the litigation, were in his capacity as an officer of JCG, and that the Company should assume the defense and reimburse Mr. Connors for the approximately $130,000 spent to date on legal fees, and that any liability resulting from the litigation was assumed by the Company as a result of Company's reorganization. The Company responded to Mr. Connors that it believed that his actions and dealings with Mr. Norton were solely in his individual capacity as a shareholder of JCG, and the Company declined to assume the defense or reimburse him for previously incurred legal fees, and the Company denied that it has any liability with respect to such matter. If, however, JCG were to have been found liable to Mr. Norton as a result of the actions of Mr. Connors, then the Company could under certain circumstances be liable to Mr. Norton for any damages awarded against JCG.

    In April 1995, Messrs. Norton and Connors agreed to voluntarily dismiss the lawsuit without prejudice. However, on May 22, 1996 Mr. Norton refiled the suit against Mr. Connors and is again seeking $50 million in damages. The Company believes that Mr. Connors will again seek to cause the Company to indemnify and reimburse him from liability thereunder. Therefore, there can be no assurance that the lawsuit will not lead to events having a material adverse effect on the Company.

THE FARRELL LAW FIRM -- ATTORNEY FEES

    The Company paid approximately $6,742.58 for the year ended December 31, 1996 to The Farrell Law Firm. Until October 1992, Mr. Long was a partner in a predecessor of that firm and he is currently of counsel to The Farrell Law Firm.

CONSULTING AGREEMENT -- J THOMAS LONG

    In consideration for rendering consulting services to the Company, Mr. Long shall receive for the period ending December 31, 1997 the amounts otherwise payable to Mr. Long under his employment agreement and for the period commencing January 1, 1998 and ending December 31, 1999 Mr. Long shall receive a consulting fee of $175,000 per year.

ACTING CHIEF EXECUTIVE OFFICER -- GEORGE L. BRISTOL

    Mr. Bristol, a director of the Company, is currently serving as the Acting Chief Executive Officer for which he receives a fee of $40,000 for each month of service.

INDEMNIFICATION AGREEMENTS

    The Company has entered into an indemnification agreement with each of its directors and executive officers to provide them with the maximum indemnification allowed under the Company's Certificate of Incorporation, By-Laws and applicable law.

                             STOCKHOLDER PROPOSALS

    Stockholder's proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received in writing by the Company no later than November 24, 1997 and no earlier than October 25, 1997, for inclusion in the Company's proxy statement and proxy card relating to the 1998 Annual Meeting.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has been advised that a representative of Ernst & Young, its independent auditors, will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

    The Annual Report of the Company for the year ending December 31, 1996, was mailed to stockholders together with this Proxy Statement.

    UPON WRITTEN REQUEST BY ANY STOCKHOLDER ENTITLED TO VOTE AT THE 1997 ANNUAL MEETING, THE COMPANY WILL FURNISH THAT PERSON WITHOUT CHARGE A COPY OF THE FORM 10-K ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 1996 THAT IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES. IF THE PERSON REQUESTING THE REPORT WAS NOT A STOCKHOLDER OF RECORD ON MARCH 7, 1997, THE REQUEST MUST CONTAIN A GOOD FAITH REPRESENTATION THAT THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF COMPANY'S COMMON STOCK AT THE CLOSE OF BUSINESS ON THAT DATE. REQUESTS SHOULD BE ADDRESSED TO PATSY S. HUBBARD, ARGOSY GAMING COMPANY, 219 PIASA STREET, ALTON, ILLINOIS 62002.

                                          By Order of the Board of Directors
                                          PATSY S. HUBBARD
                                          SECRETARY

PROXY                                                          PROXY

                         ARGOSY GAMING COMPANY

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 22, 1997

The undersigned hereby appoints H. Steven Norton and Joseph G. Uram, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Corporation to be held on April 22, 1997, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

     YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE
         REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                             ARGOSY GAMING COMPANY

                                1997 PROXY

PLEASE MARK IN OVAL IN THE FOLLOWING MANNER USING DARK PEN ONLY.

1.  Election of Directors
    Nominees: George L. Bristol and Jimmy F. Gallagher.

    For All    Withheld All    For All Except
      / /          / /            / /

Nominee(s) written below

----------------------------------------------

2. To take action upon any other business as may properly come before the meeting.

A vote FOR Item 1 is recommended by the Board of Directors.
Mark here if you plan to attend the meeting.  / /

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Dated:_______________________, 1997

-----------------------------------
Signature


-----------------------------------
Signature

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.